Exhibit 10.2

Lender Agreement

This Lender Agreement ("Agreement") is entered into by and between OrangeHook, Inc. ("OrangeHook"), a Florida corporation with headquarter offices at 319 Barry Ave. S., Ste. 300, Wayzata, MN 55391 and Richard Bernstein ("Bernstein") of 2040 Kimberly Ct. N., Plymouth, MN 55447 (collectively, the "Parties") on April 20, 2017.

The Parties agree as follows:

1.          Bernstein previously originated a loan of $250,000 to OrangeHook on March 30, 2017 (the "March Loan").  Bernstein is now originating an additional loan of $100,000 to OrangeHook as of the date hereof (the "April Loan," and collectively with the March Loan, the "Loans").
2.          In consideration for the Loans, OrangeHook agrees to pay Bernstein interest on each loan in an amount equal to 20 basis points per day of the outstanding principal balance of such Loan beginning on the date of origination of each Loan and ending on the date the respective Loans are repaid in full.  The principal balance of the Loans, together with all accrued and unpaid interest, will be paid by OrangeHook to Bernstein no later than May 29, 2017 ("Maturity Date"); provided, however, (a) if OrangeHook defaults in the repayment of principal and interest, OrangeHook will have 30 days to cure such default after receipt of written notice of default from Bernstein, and (b) that Bernstein will be paid a minimum of $10,500 in interest even if the Loans are repaid prior to the Maturity Date.
3.          Regardless of the source, the first $350,000 of any monies received will be paid to Bernstein upon receipt and Bernstein's receipt of such amount will constitute a payment under this Agreement.  The amount of the Loan will be reduced on a dollar-for-dollar basis upon Bernstein's receipt of any payments from OrangeHook under this Agreement.
4.          Upon mutual agreement, additional loans may be issued to OrangeHook under the same terms of this Agreement, provided that the issuance of any additional loans will be dependent upon the repayment of the principal on any previous loan by an amount such that the total outstanding principal amount borrowed under any loan or loans provided by Bernstein does not exceed $350,000 in the aggregate.  The minimum amount of interest will be determined by mutual agreement of the Parties.
5.          The source of repayment may be amended by the Parties through MUTUAL AGREEMENT, should BOTH parties agree.  For example, ANY MONIES may be substituted for specific receivables by mutual agreement.

Agreed to and Accepted By:

OrangeHook, Inc.

/s/       David C. Carlson
           David C. Carlson
Title:  CFO

/s/       Richard Bernstein
           Richard Bernstein